Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED
OF
OPGEN, INC.

OpGen, Inc., a corporation duly organized and validly existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”);

DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: The name of the corporation (the “Corporation”) is: OpGen, Inc.

SECOND: The Amended and Restated Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of Delaware on May 7, 2015 (the “Restated Certificate”), a Certificate of Correction of the Restated Certificate was filed with the office of the Secretary of State of Delaware on June 6, 2016 (the “Certificate of Correction”), a Certificate of Amendment of the Restated Certificate was filed with the office of the Secretary of State of Delaware on January 17, 2018 (the “2018 Amendment”), a Certificate of Amendment of the Restated Certificate was filed with the office of the Secretary of State of Delaware on August 28, 2019 (the “2019 Amendment”), a Certificate of Amendment of the Restated Charter was filed with the office of the Secretary of State of Delaware on December 8, 2021 (the “First 2021 Amendment”), a second Certificate of Amendment of the Restated Charter was filed with the office of the Secretary of State of Delaware on December 9, 2021 (the “Second 2021 Amendment”), and Certificate of Amendment of the Restated Charter was filed with the office of the Secretary of State of Delaware on January 4, 2023 (the “2023 Amendment,” and together with the Restated Certificate, the Certificate of Correction, the 2018 Amendment, the 2019 Amendment, the First 2021 Amendment and the Second 2021 Amendment, the “Charter”).

THIRD: The Charter is hereby amended as follows:

(a) Article FOURTH of the Charter, is hereby supplemented by addition of the following paragraphs as new sixth and seventh paragraphs under “A. Common Stock.”:

Upon this Certificate of Amendment becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), the shares of Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time (the “Old Common Stock”) shall be reclassified into a different number of shares of Common Stock (the “New Common Stock”) such that each ten (10) shares of Old Common Stock shall, at the Effective Time, be automatically reclassified into one share of New Common Stock, subject to the treatment of fractional share interests described below. From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of whole shares of New Common Stock into which such Old Common Stock shall have been reclassified pursuant to the immediately preceding sentence. Stockholders who would otherwise be entitled to receive a fractional share of New Common Stock will be entitled to receive a whole share of New Common Stock in lieu of any fractional share created as a result of the reclassification effected by this Certificate of Amendment. No fractional shares of Common Stock shall be issued as a result of such reclassification.

From and after the Effective Time, the term “New Common Stock” as used in this Article FOURTH shall mean the Common Stock as provided in this Amended and Restated Certificate of Incorporation, as amended and corrected and as further amended by this Certificate of Amendment. The par value of the New Common Stock shall be $0.01 per share.

FOURTH: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

FIFTH: This Certificate of Amendment shall be deemed effective on May 20, 2024 at 12:01 a.m. EST.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment on this 17th day of May 2024.

OPGEN, INC.

By:	/s/ David Lazar
	Name:	David Lazar
	Title:	CEO